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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            HARVARD SCIENTIFIC CORP.
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                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
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                         (Title of Class of Securities)

                                    417465200
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                                 (CUSIP Number)


                               September 23, 1998
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                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.  417465200

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   1   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       O. Lee Tawes III
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   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

       Not Applicable
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   3   SEC USE ONLY


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   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
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   NUMBER OF      5    SOLE VOTING POWER
     SHARES                792,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                 -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                 792,000
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                           -0-
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  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       792,000
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  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.8%
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  14   TYPE OF REPORTING PERSON (See Instructions)

       IN

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                                  Schedule 13D


ITEM 1.

         (a)  The Issuer is Harvard Scientific Corp.

         (b) The address of Issuer's Principal Executive Office is 755 Rinehart Road, Suite 100, Lake Mary, Florida 32746.


ITEM 2.

         (a)  The name of the person filing is O. Lee Tawes III.

         (b)  Mr. Tawes' principal business office is

                           CIBC Oppenheimer
                           World Financial Center
                           New York, NY 10281

         (c)  Mr. Tawes' citizenship is United States of America.

         (d)  The title of the class of securities involved is common stock.

         (e)  The CUSIP number is 417465200.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act,

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act,

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act,

            (e)   [ ]   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940,

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(ii)(F); see Item 7,

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G); see Item 7,

            (h)   [ ]   Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(H).


ITEM 4.  OWNERSHIP

         The information required for response to this item may be found in numbered paragraphs 9, 11, 5, 6, 7 and 8 on the cover page.


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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable


ITEM 10. CERTIFICATES

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    September 29, 1998
                                    --------------------------------------------
                                    Date

                                     /s/ O. Lee Tawes III
                                    --------------------------------------------
                                    Signature

                                     /s/ O. Lee Tawes III, Individual
                                    --------------------------------------------
                                    Name/Title